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                                                                    Exhibit 99.2

                         FORM OF RECONFIRMATION LETTER



[ADDRESS]

                    Re: Hunapu Inc. Reconfirmation Offering
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Dear ____________:

         As you read in the prospectus for the offering, we are required to request reconfirmation of your investment after entering into an agreement with a merger candidate. In January 2002, we entered into a merger agreement with InforMedix Acquisition Corp., and subsequently filed a post-effective amendment with the SEC. Attached is a copy of the amended prospectus for the reconfirmation offering. In accordance with SEC rules, you have up to 20 days from the effective date of the prospectus to notify us that you elect to remain an investor. Please read the amended prospectus, then review the statements below. If you have no questions regarding the reconfirmation offering, please check the appropriate boxes and return this letter in the self- addressed stamped envelope. We must receive your election to remain an investor in writing. Any additional questions regarding the reconfirmation offering may be directed to John C. Francis at (702) 614-1750.

                                                 Very Truly Yours,


                                                  John C. Francis

_______________________________________________________________________________

|_| I have read the prospectus and the amended prospectus.

|_| By my signature below, I am reconfirming my investment in the Hunapu Inc. offering

___________________
 Printed Name

__________________
Signature